Exhibit 3.7
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIODEL INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
     Biodel Inc., (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
     A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:
That the last paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

“Each outstanding share of Common Stock, $0.01 par value per share, of the Corporation (the “Pre-Split Common Stock”) shall, automatically and without any action on the part of the holder and effective upon the filing date of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), be reclassified and become and thereafter continue to be .7085 shares of Common Stock of this Corporation, $.01 par value per share (the ‘Post-Split Common Stock”). Each holder of record of outstanding shares of this Corporation’s Pre-Split Common Stock, at the close of business on said date, shall be entitled to receive, upon surrender of his, her or its stock certificate or certificates, a new certificate representing the number of shares of Post-Split Common Stock of which he, she or it is the owner after giving effect to the provisions of this Article Fourth. No fractional shares will be issued. Each holder otherwise entitled to a fractional share shall receive cash for such fractional share in an amount determined by the Board of Directors.”

     This Certificate of Amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of April, 2007.

/s/ Solomon S. Steiner
Solomon S. Steiner, President